CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Information Statement on Form N-14 of our report dated May 22, 2009 relating to the financial statements and financial highlights which appear in the March 31, 2009 Annual Report to Shareholders of Virtus Small-Cap Growth Fund and Virtus Small-Cap Sustainable Growth Fund, each a series of Virtus Equity Trust, which is also incorporated by reference into the Prospectus/Information Statement. We also consent to the reference to us under the heading “Financial Statements and Experts” in such Prospectus/Information Statement.

Philadelphia, PA

March 25, 2010